Exhibit 99.1

Sunbelt Rentals Shares Begin Trading on New York Stock Exchange

Transition to U.S. primary listing aligns company’s capital base with operations, market presence, and leadership team, positioning Sunbelt Rentals for continued growth

Sunbelt Rentals to retain secondary London Stock Exchange listing, while also leveraging its scale to capitalize on structural progression of U.S. rental industry and increased demand for diverse portfolio of offerings across broadening customer base

March 2, 2026

8:00 a.m. Eastern Time

Fort Mill, SC.—(BUSINESS WIRE) — Sunbelt Rentals Holdings, Inc. (NYSE: SUNB) (“Sunbelt Rentals” or the “company”), a leader in the equipment rental industry, today announced that shares of its common stock have commenced trading on the New York Stock Exchange (NYSE) under the ticker symbol “SUNB” as of the market open.

This marks the successful completion of the company’s transition to a U.S. primary listing as a natural progression of Sunbelt Rentals’ business, reflecting the company’s strong momentum and crucial role as a leading provider of rental equipment and services in North America. Sunbelt Rentals is now a U.S.-listed company with a substantially U.S.-based business, reporting in U.S. dollars and with almost all the company’s operating profit derived from North America over the last twelve months. As part of this transition, former Ashtead Group plc (“Ashtead”) shareholders have received one Sunbelt Rentals share for each Ashtead share previously held, and in addition to its primary listing on the NYSE, Sunbelt Rentals will maintain a secondary listing on the London Stock Exchange, also under the SUNB ticker.

“We’re incredibly excited to achieve this milestone, as part of Sunbelt Rentals’ continued growth journey as a leading rental solutions provider,” said Brendan Horgan, Chief Executive Officer of Sunbelt Rentals. “Over the past several years, Sunbelt Rentals has made tremendous strides growing our rental business in North America while diversifying our customer base and expanding our addressable markets, all while strengthening our culture and improving safety. With increased access to the U.S. capital markets, we are well positioned to support the next generation of infrastructure, construction, and the broad non-construction markets across the U.S. and Canada, which we believe will benefit all our stakeholders.”

Sunbelt Rentals operates from a position of leadership in a structurally growing industry. The need from infrastructure, construction, industrial, events, and non-construction businesses for a strong rental partner is greater today than ever before, with customers increasingly deeming rental an essential part of their operations. Today, Sunbelt Rentals operates in all 50 states in the United States and in eight provinces in Canada, providing the company with distinctive competitive advantages that compound over time, including scale and resilience needed to support its growing base of customers, and multiple layers of growth opportunity.

We’re incredibly grateful for the Sunbelt Rentals team who has made this relisting a possibility,” said Alex Pease, Chief Financial Officer of Sunbelt Rentals. “Their passion and dedication have brought Sunbelt Rentals to this exciting next step on its structural growth journey, showcasing the strength of our scaled platform and commitment to the North American market. Our new home on the NYSE will increase our visibility among institutional and retail investors, highlighting our value proposition as the premier choice for equipment rentals and offering our customers a one-stop solution for all their rental needs and services.”

Sunbelt Rentals looks forward to sharing more with investors during its March 12 earnings call at 8:30 a.m. Eastern Time, and its March 26 Investor Day, where the company will provide updates on its strategic roadmap, performance, growth trajectory, cash flow profile, approach to capital allocation, and the next generation of rental partnerships and solutions.

ABOUT SUNBELT RENTALS HOLDINGS, INC.

Sunbelt Rentals Holdings, operating primarily as Sunbelt Rentals, is a leading global provider of rental equipment and services based in Fort Mill, South Carolina. Our passionate, customer-centric team of 24,000 employees combines execution-focused resolve with Sunbelt Rentals’ innovative array of rental solutions across a vast network of more than 1,600 locations and with a fleet of assets exceeding $19 billion. Sunbelt Rentals is committed to delivering unrivaled quality and support for its customers across an increasingly diverse array of industries, project types and end markets, including construction, live events, maintenance and countless emerging applications ranging from small-scale developments to mega-projects. Visit sunbeltrentals.com to find out how our team can back your project from the time you break ground through ribbon cutting and beyond.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the U.S. Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements concerning the expected benefits of our primary listing on the NYSE, conditions of our industry, and our operations. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation: competition from existing and new competitors; the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions) and geopolitical risks (including risks related to international conflicts) on us, our customers and our suppliers, in the United States and the rest of the world; currency and interest rate fluctuations; seasonality of our business; our ability to attract, hire and retain qualified personnel; our ability to successfully make acquisitions and integrate acquired companies; changes in the rental rates that we can charge for the equipment in our rental fleet or our services; changes in the construction and industrial markets; changes in political, social and economic conditions and local regulations; changes in the attitude of our customers towards renting, as compared with purchasing, equipment; changes in applicable accounting standards or subjective assumptions, estimates and judgments by management related to complex accounting matters; changes in the mix of products offered in our rental fleet, industry capacity or competition; changes in environmental and safety regulations; changes in government spending or government policies; disruptions of established supply channels; the effect of changes in tax law; the availability, terms and deployment of capital; and costs and availability of energy, and changes in transportation costs.

Further information on the risks that may affect our business is included in our Registration Statement on Form 10 filed on February 13, 2026, and other filings with the U.S. Securities and Exchange Commission. Forward-looking statements made in this release speak only as of its date, and we undertake no obligation to update them in light of new information or future events, except as required by law.

INVESTOR CONTACT

Kevin Powers, Senior Vice President, Investor Relations

Kevin.Powers@sunbeltrentals.com

(704) 451-2628

MEDIA CONTACT

H/Advisors Abernathy,

Abigail Ruck / Mallory Griffin

abigail.ruck@h-advisors.global / mallory.griffin@h-advisors.global

(212) 371-5999